CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Registration Statement on Amendment No. 2 to Form S-1 of our report dated April 8, 2009 relating to the balance sheets of Christian Stanley, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the years ended December 31, 2008 and 2007, and for the period June 1, 2004 (Inception) to December 31, 2008.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Weinberg & Company, P.A.

Boca Raton, Florida
October 20, 2009